FDB Global MSA December 2017EXHIBIT 10.18

[*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

DATED                                                                                          November 7, 2018

(1)  FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED

(2)  FUJIFILM DIOSYNTH BIOTECHNOLOGIES TEXAS, LLC

(3)  FUJIFILM DIOSYNTH BIOTECHNOLOGIES U.S.A., INC

AND

(4)  AEGLEA BIOTHERAPEUTICS, INC.

MASTER SERVICES AGREEMENT

FDB Global MSA December 2017

CONTENTS

1.Definitions and Interpretation1

2.Appointment of Fujifilm7

3.Term8

4.Performance of Programs8

5.Quality AND REGULATORY MATTERS10

6.Conforming batches, NON-CONFORMING BATCHES, DEMONSTRATION BATCHES and engineering BATCHES11

7.Delivery, TITLE AND RISK13

8.Price and Payment13

9.Liability15

10.Intellectual Property18

11.Intellectual Property Indemnity19

12.Confidentiality20

13.Change21

14.DELAY, Cancellation, Termination AND CONSEQUENCES22

15.Force Majeure25

16.Dispute Resolution25

17.Audit26

18.Notices26

19.Export Controls, MODERN SLAVERY AND CORRUPTION27

20.Assignment AND SUB-CONTRACTING28

21.General28

22.Governing Law29

Schedule 1Charges30

Schedule 2Addresses for Notice33

Signature Page34

FDB Global MSA December 2017

THIS AGREEMENT is made on the date set out above.

BETWEEN

(1)

FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED incorporated and registered in England and Wales with company number 05803359 whose registered office is at Belasis Avenue, Billingham, TS23 1LH, England (“FDBK”);

(2)

FUJIFILM DIOSYNTH BIOTECHNOLOGIES TEXAS, LLC incorporated and registered in Texas whose principal place of business is at 100 Discovery Drive, Suite 200 College Station, Texas 77845 United States of America (“FDBT”);

(3)

FUJIFILM DIOSYNTH BIOTECHNOLOGIES U.S.A., INC incorporated and registered in Delaware whose principal place of business is at 101 J Morris Commons Lane, Morrisville, North Carolina 27560, United States of America (“FDBU”); and

(4)

AEGLEA BIOTHERAPEUTICS, INC. incorporated and registered in Delaware whose principal place of business is at 901 S. Mopac Expressway, Barton Oaks Plaza One, Suite 250, Austin, TX   78746 (the “Customer”).

BACKGROUND

(A)

Fujifilm (as defined below) is a biopharmaceutical contract development and manufacturing organization. The Customer wishes to appoint Fujifilm to carry out development and manufacturing services in relation to certain of the Customer’s products.

(B)	Fujifilm and the Customer have agreed to work together on the terms and conditions contained in this Agreement.

AGREED TERMS

1.	Definitions and Interpretation
1.1	In this Agreement the following words have the following meanings unless inconsistent with the context:

“Affiliate”	in respect of any party, any company from time to time directly or indirectly Controlling, Controlled by or under common Control with that party;
“Ancillary Services”	has the meaning given to it in Schedule 1 (Charges);
“Applicable Laws”	applicable law, rules, regulations and binding guidance which applies in the jurisdiction in which the Program is being performed;

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“Background IP”

all Intellectual Property Rights controlled, owned or jointly owned by any party (or a third party on its behalf) prior to the Effective Date or developed independently from the Program. Fujifilm’s proprietary manufacturing, expression or purification technologies, including:

(a)an expression system within the scope of international patent application PCT/GB2007/000351 (the “pAVEway™ Expression System”);

(b)expression technology within the scope of international patent application PCT/GB2014/000165 (the “Apollo™ Expression Technology”); and

(c)Fujifilm’s proprietary alcohol oxidase yeast Pichia pastoris expression system (the “Yeast Expression System”),

(collectively, “Fujifilm Expression Technology”) is Fujifilm’s Background IP;

“Batch”	a quantity of Product that is produced from a run of the Process;
“Batch Cancellation Fee”	the Batch Cancellation Fee described in Schedule 1;
“Business Day”

(a)in relation to notices given under this Agreement rather than a specific Scope of Work a day other than a Saturday, Sunday or public holiday in England or the US; and

(b)in relation to notices given under a specific Scope of Work a day other than a Saturday, Sunday or public holiday in England if FDBK is a contracting party or the US if FDBT or FDBU is a contracting party;

“cGMP”

Current Good Manufacturing Practice as defined in (i) the Federal Register volume 66 No 186 and those sections applicable within the FDA Regulations 21 CFR Part 210, 211, 600, 601 and 610 and (ii) the rules governing medicinal products in the European Union. Volume 4 – Guidelines for good manufacturing practices for medicinal products for human and veterinary use, as applicable to the Program and ICHQ7;

“cGMP Batch”	a Batch identified in a Scope of Work which is intended to be manufactured during a Manufacturing Stage and subject to Disposition in each case in accordance with cGMP;
“Change”	has the meaning given to it in clause 13;
“Charges”	has the meaning set out in clause 8.2;
“Commercially Reasonable Efforts”

with respect to the activities pursuant to a Program, the reasonable efforts and resources used by a reputable biopharmaceutical contract manufacturing organization for drug substances of similar nature, complexity and developmental stage in the same or similar circumstances;

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“Confidential Information”

the fact and terms of this Agreement and any Scope of Work, and all information (in whatever form) in respect of the business of each of the parties and each of its Affiliates including any ideas; technologies; business methods; finance; prices, business, financial, marketing or development plans; products or services, know-how or other matters connected with products or services manufactured and/or marketed; customer  lists or details; computer systems and software; which is (in each case) provided or obtained by one party to or for the other; notwithstanding anything to the contrary herein;

  (a) Results, information regarding Materials, and Customer’s business, scientific, research, and development plans; and

(b) for the purposes of Clause 12, Customer Foreground IP;

shall be deemed solely Customer’s Confidential Information, and with respect to which, Customer shall be the Disclosing Party and Fujifilm the Receiving Party;

“Conforming Batch”	a cGMP Batch which has been produced in accordance with cGMP and which meets the Product Specification;
“Consumable”

a consumable item used or intended for use in a Program, including PEG, reagents (including analytical reagents), raw materials, packaging components, chromatography resins, filters, filtration membranes, media, buffer bags, refold bags, tubing, hoses, disposable analytical test kits, in-process measurement probes, columns (including analytical columns) and disposable containers;

“Control”

(a)any power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove all or such of the members of the board or other governing body of a body corporate as are able to cast the majority of the votes capable of being cast by members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that body corporate; or

(b)the holding and/or possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in any person (whether directly or indirectly) which confer in aggregate on the holders thereto 50% or more of the total voting rights exercisable at general meetings of that body corporate on all, or substantially all, matters, and “Controlled” and “Controlling” shall be construed accordingly;

“Customer Foreground IP”	all Foreground IP other than Fujifilm Foreground IP;
“Delay”	has the meaning given to it in clause 14.1.1;
“Demonstration Batch”	a Batch which is manufactured in a noncGMP R&D facility for demonstration purposes and which is not intended for human use;
“Deviation”	a cGMP deviation as detailed in the Quality Agreement;
“Disposition”

the Stage during which (i) the Product is tested for compliance versus the Product Specification; (ii) all production instruction and analytical records relating to cGMP manufacture of each cGMP Batch prepared by Fujifilm are reviewed; and (iii) a Fujifilm recommendation for Product release or reject is made; in each case as applicable;

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“Drug Product”	the final dosage form of product which contains Product in association with other active or inactive ingredients;
“Effective Date”	the date of last signature by all parties to this Agreement;
“Engineering Batch”	a Batch that is manufactured in a cGMP Facility at scale using the Process including draft batch records but which is not intended for human use;
“Facility”	any of Fujifilm’s manufacturing facilities in which a Program will be performed;
“Force Majeure Event”

any event or circumstances outside the reasonable control of a party affecting its ability to perform any of its obligations under this Agreement including act of God, fire, flood, severe weather, epidemic or pandemic, war, revolution, acts of terrorism, riot or civil commotion, acts of government, trade embargo, labor disputes (excluding labor disputes involving the party in question), interruption of utility service, restraints or delays affecting shipping or carriers, inability or delay in obtaining supplies of adequate or suitable materials, breakdown or failure in equipment or machinery, cyber-attack, currency restrictions, and illness affecting a material number of the Program team, but shall not include the failure of Drug Product in clinical trials or failure of Drug Product to gain regulatory approval;

“Foreground IP”	all Intellectual Property Rights that arise or are obtained or developed by or on behalf of any party in the course of the performance of a Program;
“Fujifilm”	FDBK, FDBT and/or FDBU as the context requires in accordance with clause 1.3;
“Fujifilm Foreground IP”

all Foreground IP that (i) can be generally applied to the production of biologics other than the Product, and (ii) are not specific to or do not require the use of any of Customer’s Confidential Information;

“Fujifilm Services”	the research and development services to be provided by Fujifilm for the Customer during a Program as the same are described in the relevant Scope of Work excluding the Ancillary Services;

“Indemnify”	on demand to indemnify and keep indemnified, and hold harmless, the party to be indemnified on an after tax basis;
“Intellectual Property Right”

any current and future intellectual property rights and interests including patents, utility models, designs, design rights, copyright (including rights in software), decryption rights, database rights, trade marks, rights pursuant to passing off, service marks, business and trade names, domain names, know-how, results, data, databases, formulations, compounds, rights in biological or chemical materials, rights under data exclusivity laws, rights under unfair competition laws,  topography rights, inventions, rights in confidential information (including technical and commercial trade secrets); supplementary protection certificates and image rights, and rights of a similar or corresponding character in any part of the world, in each case whether registered or not and including any application for registration and renewals or extensions of such rights in any country in the world and whether subsisting now or in the future;

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“Latent Defect”

a defect in a Batch that Sponsor can demonstrate was present at the time of Disposition but was discovered after Disposition (but within the time frame set forth in Section 6) that renders the Batch as Non-Conforming

Batch.  Inherent stability or instability of a Product shall never give rise to a Latent Defect.  Furthermore, defects caused by Customer’s handling, transportation or storage of the Product shall never give rise to a Latent Defect.

“Liabilities”

any (i) liabilities whether in contract, tort (including negligence) or otherwise; (ii) losses, costs (including internal costs/overheads), damages, fines or expenses, including reasonable legal fees; and (iii) claim, demand, proceeding, action or cause of action; in each case howsoever arising. “Liability” shall be construed accordingly;

“Manufacturing Stage”

a Stage of a Program during which production, testing and Disposition (if applicable) of Engineering Batches or cGMP Batches are intended to take place, including pre and post manufacturing activities; Facility change–over, setup, and cleaning before, between and after Batch manufacturing;

“Modifications”

a modification to a Facility; or equipment (including Process specific qualification and installation of existing equipment), required in order to perform a Process and detailed in the applicable Scope of Work;

“Non-Conforming Batch”	a cGMP Batch which has not been produced in accordance with cGMP and/or does not meet the Product Specification;
“Non-Manufacturing Stage”

a Stage of a Program, which is not a Manufacturing Stage, during which the non-manufacturing activities described in the relevant SoW are  undertaken including the production and testing of Demonstration Batches;

“Process”	a particular process used, or to be used, for manufacture of a Product;
“Process-Specific Consumable”

a Consumable which is required to operate the Process and which is specific to the Process or a Consumable which is required in such large volumes as would not be possible for Fujifilm to consume during other manufactures and/or within the shelf life of such Consumable;

“Process-Specific Equipment”

an item of equipment which is required by Fujifilm to operate the Process and which is specific to the Process in addition to that equipment which Fujifilm uses in its Facilities as at the SoW Effective Date (which existing equipment is not already dedicated to other customer(s) of Fujifilm);

“Product”	the particular product or substance (compound or molecule) created during and as a result of performing the Process. The name of relevant Product is identified in the applicable Scope of Work;
“Product Specification”	the Product specification which is documented in a QA Document;
“Program”	a program of work as set out in the applicable Scope of Work (or more than one Scope of Work, as the case may be) to be carried out by Fujifilm in accordance with the terms of this Agreement;
“Program Cancellation Fee”	the Program Cancellation Fee described in Schedule 1;
“Program Manager”	the Program manager appointed by each of Fujifilm and the Customer under the applicable SoW;

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“Program Plan”	the Program plan controlled by Fujifilm’s Program Manager and communicated to the Customer from time to time;
“Quality Agreement”	the document agreed by the parties which sets out the mutually agreed quality standards applicable for any cGMP or pre-cGMP activity under the Program;
“QA Documents”	the Quality Agreement and the documents produced and approved in accordance with the Quality Agreement;
"Results” “Regulatory Authority”

all data and tangible property obtained or generated by Fujifilm in the course of providing the Programs or arising out of the use of Customer's Confidential Information;

the U.S. Food and Drug Administration, the European Medicines Agency, the Medicines & Healthcare products Regulatory Agency, and any successor to any such entities;

“Scope of Work” or “SoW”	the document setting out the detail of the work to be undertaken by Fujifilm for the Customer;
“SoW Effective Date”	for each Scope of Work, the date that the Scope of Work is fully signed by all relevant parties;
“Special Waste”

waste or effluent which requires special handling including waste or effluent which is required to be collected in a special container (for example by tanker) for external disposal or which requires incineration;

“Stage”	a stage of the Program as described in the SoW;
“Subcontracted Work”	work subcontracted by Fujifilm under clause 20.3 but excluding any work subcontracted between FDBK, FBDT and/or FDBU;
“Target Specifications”

With respect to a Demonstration Batch or Engineering Batch, the Product Specifications for safety with regards to bioburden and endotoxin and identity of the Product as mutually agreed by the parties and set forth in the batch records.

“Tax”	value added tax, sales tax or any other similar type of turnover tax; and

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“Unforeseen Technical Factor”

either (i) a change to Applicable Laws which comes into effect after the applicable SoW Effective Date or (ii) an event or circumstance (not caused by a breach by Fujifilm of clause 4.1) which:

(a)adversely affects the development of the Process; or

(b)adversely affects, or is likely to adversely affect, production of Product by the Process when conducted in accordance with Fujifilm’s standard operating procedures or methods, and within the declared constraints of the Facility; or

(c)is likely to have an adverse effect on any customer Product Licence (being the licence authorising marketing of a medicinal product granted by a Regulatory Authority (also known as a “Marketing Authorisation” in Europe)) or Manufacturing Licence (being the licence to manufacture biotechnology-derived drug substances issued to Fujifilm by the applicable Regulatory

Authority) as a result of the Product being introduced into the Facility,

which in each case was not known by Fujifilm and could not reasonably have been known by Fujifilm as at the applicable SoW Effective Date.

1.2

In this Agreement (except where the context otherwise requires) any words following the terms “including”, “include”, “for example” or any similar expression are by way of illustration and emphasis only and shall not limit the generality or extent of any other words or expressions.

1.3

Each Scope of Work will be entered into by FBDK, FBDT or FDBU or a combination of FDBK, FDBT and/or FDBU and, subject to clause 18.3, each reference to Fujifilm or a “party” in this Agreement shall apply only to such of FBDK, FBDT and/or FDBU as is carrying out the Program under the relevant Scope of Work. Whichever of FBDK, FBDT and/or FDBU has entered into the Scope of Work in respect of that Program shall be fully and solely responsible for the obligations and liabilities of that party under the Scope of Work.

1.4

Insofar as this Agreement obliges any party to this Agreement to negotiate, take action or to do something, that party shall conduct such negotiations, take such action or do such thing in good faith and, in the case of Fujifilm, using Commercially Reasonable Efforts to achieve the result contemplated in this Agreement. There shall be a general obligation on the parties to act in good faith in relation to the matters contemplated in this Agreement.

1.5

In the case of conflict or ambiguity between terms of the main body of this Agreement, any Schedule to this Agreement or any other terms in any Scope of Work, the order of priority shall be as follows: (i) the main body of the Agreement; (ii) the Schedules to the Agreement; and (iii) the main body of the Scope of Work unless a Scope of Work specifically varies a provision of the Agreement or a Schedule to the Agreement by reference to the provision it is amending in which case the Scope of Work shall take precedence in that instance.

1.6

In the case of conflict or ambiguity between the terms of this Agreement or any specific Scope of Work and the terms of the QA Documents, the terms of the QA Documents shall prevail solely in relation to cGMP quality matters subject to clause 9.9.

1.7	Where a defined term is used in clause 9 (Liability) it shall retain its meaning even when the entire word that is a defined term is in capitals.
2.	Appointment of Fujifilm
2.1

This Agreement establishes the general terms and conditions applicable to Fujifilm’s performance of each Program for the Customer and is structured so that a separate, numbered, Scope of Work (or in some cases multiple Scope of Works) shall be entered into by the parties for the provision of each Program.

2.2

The provisions of this Agreement shall apply to each Scope of Work and no Scope of Work shall be effective or binding on any party until it has been signed by an authorized representative of each contracting party.

2.3	Nothing in this Agreement or any Scope of Work shall oblige any party to enter into any Scope of Work and each Scope of Work constitutes a separate contract.
3.	Term
3.1	This Agreement shall come into force on the Effective Date and shall continue until terminated by a party in accordance with the terms of this Agreement.
3.2	A party may terminate this Agreement upon giving 6 (six) months’ written notice to the others, provided that there are no uncompleted Programs existing at the date such notice is given.

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3.3	Each Scope of Work will take effect from the SoW Effective Date and shall continue until the earlier of:
3.3.1	the date specified in the Scope of Work, or if no such date is specified, the date the Program, or part of the Program referred to in the Scope of Work is completed; or
3.3.2	termination of this Agreement or the relevant Scope of Work in accordance with the terms of this Agreement.
4.	Performance of Programs
4.1	Fujifilm shall carry out each Program:
4.1.1	in accordance with the terms of this Agreement and any Scope of Work;
4.1.2	in accordance with all Applicable Laws;
4.1.3	in accordance with the Quality Agreement and cGMP (in both cases when applicable);
4.1.4	in compliance with the Process when a Process has been mutually agreed by the parties;
4.1.5	in a professional and workmanlike manner, in accordance with industry standards; and
4.1.6	using Commercially Reasonable Efforts.
4.2

The parties agree that it shall not be considered a breach of this Agreement by Fujifilm if an objective of a Program is not achieved provided that Fujifilm has complied with its obligations set out in clause 4.1. Notwithstanding any contrary provisions in this Agreement, the parties acknowledge and agree that the services to be performed during the Programs are by their nature developmental and Fujifilm cannot (and consequently does not) guarantee to the Customer the achievement of a successful outcome for a Program, production of Conforming Batches or production of a specified volume of Product.

4.3	Upon request by the Customer, the parties agree to negotiate in good faith a commercial supply agreement with each other for the Product.

4.4

Each Scope of Work contains key assumptions on which Fujifilm’s ability to perform the Program depends. If the key assumptions set out in the Scope of Work prove to be incorrect or actual circumstances differ from the key assumptions (including if such key assumptions cannot be met at such time as Fujifilm reasonably requires to enable it to perform its obligations) then the parties shall negotiate in good faith and agree a reasonable Change to account for the change in key assumptions. If the parties are unable to agree such Change and the dispute resolution process set out in clause 16 has been unsuccessfully exhausted Fujifilm may terminate the relevant SoW(s) and such termination shall be deemed to be for the Customer’s convenience and clause 14.3 shall apply.

4.5	The Customer shall:
4.5.1	meet all its obligations and responsibilities under this Agreement, any Scopes of Work and the Quality Agreement;
4.5.2	comply with Applicable Laws; and

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4.5.3

promptly provide all reasonable assistance, information, and advice and do all acts which Fujifilm may reasonably request to enable Fujifilm to comply with its obligations and responsibilities under this Agreement, any Scope of Work and the Quality Agreement.

4.6	Representations and Warranties:
4.6.1	Each party represents and warrants to the other party that:

(a) neither it nor any of its employees, or any agents are currently excluded, debarred, or otherwise made ineligible to participate in any federal health care program defined in 42 U.S.C. § 1320a-7b(f) (the "Federal Healthcare Programs"), any other government procurement or non-procurement program, or is subject to any penalty or exclusion imposed by the Food and Drug Administration. Fujifilm further represents and warrants that to its knowledge none of its subcontractors (including their employees) are currently excluded, debarred, or otherwise made ineligible to participate in any Federal Healthcare Programs, any other government procurement or non-procurement program, or is subject to any penalty or exclusion imposed by the Food and Drug Administration. Each party further represents and warrants to the other party that, to its knowledge, neither it nor any of its employees, or any agents or subcontractors (including their employees) (i) has been convicted of a criminal offense related to the provision of health care items or services but has not yet been excluded, debarred, or otherwise declared to be either ineligible to participate in the Federal Healthcare Programs or subject to any penalty or exclusion imposed by the Food and Drug Administration, or (ii) has been notified by a government agency of an investigation or other formal proceeding that may result in any criminal, civil, or administrative penalty involving the Federal Healthcare Programs or any exclusion or penalty imposed by the Food and Drug Administration. The parties further agree that this obligation shall continue throughout the term of this Agreement, that an affected party shall notify the other party immediately of any change in these representations and warranties of which it becomes aware and the other party shall have the immediate right to terminate this Agreement upon receipt of any such notice of change; and

(b)it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of such party. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by Fujifilm with the provisions hereof, shall conflict with any obligations or agreements of such party to any person, contractual or otherwise

4.6.2

Customer represents and warrants to Fujifilm that it has legal title and/or a valid license to the cell line, raw material, expression systems, process patents and the Product necessary to conduct the Program and that to Customer’s knowledge, Fujifilm’s performance of the Program will not infringe any Intellectual Property Rights or other rights of third parties.

4.6.3	Fujifilm represents and warrants to the Customer that:

(a) All Product shall be manufactured in the Facility, unless mutually agreed otherwise;

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(b)unless delivery of a Non-Conforming Batch is requested by Customer, Fujifilm shall not deliver a Non-Conforming Batch to Customer;

(c)Fujifilm has, and will remain in material compliance with, all permits, licenses and other authorizations (the "Permits") which are required under Applicable Laws for the manufacture, testing, storage, and/or handling of Product;

(d)to Fujifilm's knowledge, Fujifilm's use of Fujifilm’s Background IP in the manufacture of Product in the performance of this Agreement will not infringe any Intellectual Property Rights or other rights of third parties; and

(e)upon payment pursuant to clause 8, title to all Product provided to the Customer hereunder shall pass to Customer as provided herein, free and clear of any security interest, lien, or other encumbrance.

5.	Quality AND REGULATORY MATTERS
5.1	Quality Agreement
5.1.1	As soon as reasonably practicable following the Effective Date the parties shall execute the Quality Agreement (unless the Quality Agreement has already been executed prior to the Effective Date).
5.1.2	The Customer acknowledges that Fujifilm shall not commence any cGMP or pre-cGMP activity until the Quality Agreement is executed by both parties.
5.2	Regulatory Assistance
5.2.1

The Customer shall provide Fujifilm with a copy of the Customer’s Chemistry, Manufacturing and Controls section of any submission to a Regulatory Authority supporting the Customer’s regulatory filing activities for the applicable Drug Product or Process to the extent relating to or impacting Fujifilm (“CMC Section”) for Fujifilm’s review and comment before submission to such Regulatory Authority. Fujifilm shall provide any comments on the CMC Section to the Customer within such ten (10) day period, which the Customer shall consider in good faith before submission; if the Customer receives no such comments within such period, the CMC Section shall be deemed approved by Fujifilm.

5.2.2

During each Program the Customer may request assistance from Fujifilm in respect of the CMC Section, subject to payment by the Customer of a reasonable commercial rate for such assistance and Fujifilm’s reasonable expenses. However, no advice or assistance given by Fujifilm shall be deemed to be or construed as a guarantee that a Drug Product will receive regulatory approval.

*Confidential Treatment Requested.

Fujifilm shall use Commercially Reasonable Efforts to assist the Customer, which may be at Customer’s cost, in connection with obtaining regulatory approvals in the United States and Europe with respect to the Product.  Regulatory approvals in subsequent jurisdictions will be subject to a Change. Fujifilm will promptly [*] provide one electronic (PDF) copy of any documents which may be reasonably required by the Customer in support of its regulatory filing activities. If the Customer requires copies of the laboratory notebooks, provision of these will be subject to discussion and agreement by the parties and agreement of an additional fee associated with copying.

5.2.4

The Customer shall have the right and responsibility for determining regulatory strategy, decisions and actions relating to each Program and any Product and/or Drug Product subject to clause 5.2.5 and provided that Fujifilm shall have the right and

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responsibility for determining regulatory strategy, decisions and actions to the extent relating to:
(a)	the Facility (including in particular utilities and equipment);
(b)	Fujifilm’s quality systems, policies and internal procedures;
(c)	any requirement imposed on Fujifilm by a Regulatory Authority; or
(d)	any other commitments made by Fujifilm prior to the relevant SoW Effective Date of the applicable Program,

(each a “Fujifilm Regulatory Responsibility”).

5.2.5

The Customer acknowledges that Fujifilm Quality Assurance team reserves the right to Disposition Product to Customer in accordance with the Quality Agreement.  Customer has the responsibility to determine whether to release cGMP Product for use in clinical trials.

5.2.6

The Customer shall not make any change to its regulatory filings, including its Investigational New Drug application, which may have a direct impact on any Fujifilm Regulatory Responsibility without prior written approval of Fujifilm, such approval not to be unreasonably withheld.

5.2.7

Fujifilm will allow representatives of any Regulatory Authority with jurisdiction over the manufacture, marketing, distribution and sale of the Product to tour and inspect the Facility, and will cooperate with such representatives in every reasonable manner.

6.	Conforming batches, NON-CONFORMING BATCHES, DEMONSTRATION BATCHES and engineering BATCHES
6.1

Neither a Demonstration Batch nor an Engineering Batch can ever be a Non-Conforming Batch and the Customer shall pay for every Demonstration Batch and Engineering Batch completed [*]. Product produced pursuant to a Demonstration Batch or an Engineering Batch is not suitable for human consumption or use or clinical trials.

6.2	Each cGMP Batch will be determined to be a Conforming Batch or a Non-Conforming Batch.
6.3

If during a Manufacturing Stage relating to a cGMP Batch Fujifilm discovers any significant Deviation it will be handled in accordance with the Quality Agreement. The Customer agrees that only Deviations, alone or in combination, which are determined or reasonably considered to affect Product quality will cause a cGMP Batch to be classified as a Non-Conforming Batch.

6.4

In respect of Conforming Batches, Fujifilm will complete Disposition, issue a certificate of analysis and a cGMP compliant statement, and provide additional documentation as agreed upon in the Quality Agreement. The provisions of clauses 6.5 to 6.7 shall apply to Non-Conforming Batches only.

*Confidential Treatment Requested.

If a Batch is a Non-Conforming Batch and the cause of that Batch being a Non-Conforming Batch is not a failure by Fujifilm to comply with clause 4.1, then the Customer shall pay the Charges relating to the Non-Conforming Batch in full and the relevant Manufacturing Stage, Disposition and all related and ancillary activities shall be deemed to have been completed under the Scope of Work. Further work in relation to the Non-Conforming Batch, such as analysis of the Batch, shall be promptly performed and reported. If requested by Customer, manufacture of a replacement cGMP Batch shall be carried out at a time and price to be agreed in writing by the parties in a Change.

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6.6	Except as set forth in Section 6.6.3, if a Batch is a Non-Conforming Batch and the cause of the Batch being a Non-Conforming Batch is a failure by Fujifilm to comply with clause 4.1 , then either:
6.6.1

if the Customer requests delivery of the Non-Conforming Batch, the parties shall agree in writing (in a Change) on fair consideration payable under the Scope of Work in respect of that Batch, and Fujifilm’s obligation in relation to that Batch shall be deemed to be completed when such Change is signed and that Batch is delivered; or

if the Customer does not request delivery of the Non-Conforming Batch, at the Customer’s option, Fujifilm shall use  Commercially Reasonable Efforts to manufacture a replacement cGMP Batch (“Replacement Batch”) as soon as is reasonably practicable at no additional cost to Customer (though Customer shall be obliged to pay for all Charges in respect of the original Non-Conforming Batch in accordance with the SoW), plus the Charges for the Ancillary Services provided in relation to the Replacement Batch[*]

*Confidential Treatment Requested.

6.6.3

In the event the first Batch of a Program is a cGMP Batch not preceded by an Engineering Batch, Fujifilm shall be responsible under this Section 6.6 for the first such cGMP Batch being a Non-Conforming Batch only if the non-conformance is caused by Fujifilm’s gross negligence or willful misconduct.

6.7

In the event of a Latent Defect, Customer shall notify Fujifilm of such Latent Defect within the earlier of (a) [*] after discovery of the Latent Defect and (b) [*] after Disposition.  If the cause of the Latent Defect is a failure by Fujifilm to comply with clause 4.1, Section 6.6 shall apply.

6.8

In case of any disagreement between the parties as to whether a cGMP Batch is a Non-Conforming Batch and the cause of a Non-Conforming Batch, the respective quality assurance representatives of the parties will attempt in good faith to resolve any such disagreement and the Customer and Fujifilm will follow their respective standard operating procedures to determine whether the Batch is a Non-Conforming Batch and if a Non-Conforming Batch, whether it was caused by Fujifilm’s failure to follow Section 4.1.  In the event such activities do not resolve the issue, the Parties shall follow the dispute resolution process set forth in the Quality Agreement.

6.9

If the Customer requires delivery of a Non-Conforming Batch it must make such request to Fujifilm in writing within [*] of being informed that the Batch is a Non-Conforming Batch. Fujifilm agrees to deliver a Non-Conforming Batch to the Customer on the express condition that it (i)  will not be used for human or clinical trials; (ii) will be labeled as “Not for Human Use”; and (iii) is subject to the Customer’s indemnity given under clause 9.5.

7.	Delivery, TITLE AND RISK
7.1

Delivery by Fujifilm to the Customer of any material in connection with the Program including any quantity of Product manufactured during the Program, any Process-Specific Equipment and/or Process-Specific Consumables and return of any samples, cell lines and other materials supplied by the Customer (“Materials”) will be made Ex Works the Facility (Incoterms 2010) and clauses 7.2 to 7.5 shall apply to such Materials. Fujifilm shall package the relevant Material ready for shipment in accordance with the Customer’s reasonable instructions. Except to the extent set forth in Section 3.4 of Schedule 1, Fujifilm shall use Materials only for the purpose of performing the Programs and shall not subject such Materials to any analysis or use inconsistent with the Programs.  Except to the extent set forth in Section 3.4 of Schedule 1, in no event shall Fujifilm use Materials for its own benefit or in connection with the performance of services for third parties.

7.2

Delivery of Materials will be deemed to be completed at the time at which Fujifilm makes the Materials available for collection by the Customer (which is the point of delivery as set forth in Ex Works (Incoterms 2010)).

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If the Customer fails to collect Materials that have been deemed to be delivered under clause 7.2, Fujifilm shall provide notice to Customer and if Customer does not arrange for collection within [*] Fujifilm may, at its discretion, either arrange for delivery of the Materials to the Customer at the Customer’s risk and expense or destroy those Materials.

*Confidential Treatment Requested.

7.4	Risk in the Material shall pass to the Customer on the completion of actual delivery.
7.5	Title to the Product shall pass to the Customer on delivery.
7.6

Title to the Process-Specific Equipment and/or Process-Specific Consumables purchased by the Customer in accordance with Schedule 1 shall not pass to the Customer until Fujifilm has received payment in full (in cash or cleared funds) for such items in accordance with paragraph 3.1 of Schedule 1.

7.7

Delivery of any Materials which the Customer is required to supply to Fujifilm pursuant to the SoW shall be delivered to Fujifilm DDP, the Facility (Incoterms 2010). Title to Materials provided by Customer shall remain vested in Customer. Fujifilm shall at all times use reasonable efforts to keep such Materials secure and safe from loss or damage.  Subject to the limitations of liability set forth below, Fujifilm shall be liable for loss or damage to such Materials resulting from its gross negligence or intentional misconduct.  Customer grants Fujifilm the right to use such Materials solely to the extent required to perform the any Program.

8.	Price and Payment
8.1

Under this Agreement, and the relevant Scope of Work, the Customer appoints Fujifilm to carry out services concerning the research and development, testing, manufacture and Disposition of the Product by Fujifilm under a Program. The Charges relate specifically to those services; and are not in consideration of the supply of any material (including Product) which Fujifilm may produce as a consequence of the performance of those services.

8.2	The Customer shall pay to Fujifilm for each Program:
8.2.1	the fees for the Fujifilm Services as set out in the relevant Scope of Work; and
8.2.2	the fees for Ancillary Services in accordance with Schedule 1,

together the “Charges”.

8.3

Fujifilm may invoice the Customer for the Charges in respect of each Program in accordance with the terms set out in the Scope of Work and Schedule 1. Fujifilm shall also use Commercially Reasonable Efforts to invoice the Customer for all taxes due with respect to the Charges, provided that Fujifilm shall be responsible for all taxes relating to its revenue derived under this Agreement.

8.4

The Customer shall pay all invoiced, undisputed amounts within 30 (thirty) days of receipt of invoice, in full and in cleared funds in the currency specified in the SoW by electronic transfer to the financial institution specified in the relevant invoice.

8.5	The Charges are exclusive of any Tax which may apply and which shall be payable by the Customer to Fujifilm at the rate prescribed by law.
8.6

If there is a change in the rate of Tax payable or in the Tax treatment of some or all of the services provided by Fujifilm or the Product, a change of law or practice or interpretation of the existing legislation or revised determination by HMRC (Her Majesty’s Revenue and Customs) or the IRS (Internal Revenue Service), or the supply of services by Fujifilm has been incorrectly regarded as Tax exempt, or if the courts rule Tax is chargeable,  then the Customer agrees that Fujifilm shall be entitled, where Tax is imposed on a supply by Fujifilm under or in connection with this Agreement (including the retrospective application of Tax upon services which Fujifilm has already performed and which have previously been invoiced on a Tax exempt basis), to invoice the Customer (in a valid Tax invoice) for a sum equal to the amount of the Tax which

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becomes due on that supply and any fees and/or interest which HMRC and/or the IRS levies on Fujifilm in relation to the outstanding sums and/or non-payment. The Customer shall pay those invoices in accordance with clause 8.4.

8.7	The Customer shall:
8.7.1

be responsible for the collection, remittance and payment of any or all taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in respect of the purchase, importation, exportation, sale or other distribution of any materials delivered to it by Fujifilm in connection with the Program; and

8.7.2

make all payments under this Agreement without withholding or deduction of, or in respect of, any tax unless required by law. If any such withholding or deduction is required, the Customer shall, when making the payment to which the withholding or deduction relates, pay to Fujifilm such additional amount as will ensure that Fujifilm receives the same total amount that it would have received if no such withholding or deduction had been required.

8.8	Without prejudice to any other right or remedy that it may have, if the Customer fails to pay any invoiced, undisputed amounts to Fujifilm on the due date for payment:

the Customer shall pay interest on the overdue amount at the rate of [*] per month. Such interest shall be payable in respect of the period from the due date until actual payment of the overdue amount (whether before or after judgment) in accordance with clause 8.4; and

*Confidential Treatment Requested.

8.8.2

(except where the Customer has complied with its obligations in clause 8.9 below) Fujifilm may notify the Customer that if it does not pay Fujifilm will suspend work on the Program in respect of which payment is overdue, and if payment is not made within [*] of such notice, Fujifilm may suspend such work until payment has been made in full.

8.9	If the Customer disputes the payment of any Charges or a part of them, the Customer shall:
8.9.1	notify Fujifilm of the disputed amount within [*] of its receipt of the invoice in which such disputed amount is included giving reasonable details of the dispute; and
8.9.2	pay the amount of Charges not in dispute in accordance with clause 8.4,

and the dispute shall be dealt with under the dispute resolution process set out in clause 16.

8.10

If the Customer fails to pay any invoiced amount which is not the subject of a bona fide dispute under clause 8.9 when the same is due in accordance with clause 8.4 then Fujifilm may elect, at its discretion and [*], to treat such non-payment as a material breach of either the relevant SoWs under clause 14.5.1 or a material breach of this Agreement under clause 14.2.1.

8.11

A party shall not be entitled to withhold, set off or reduce payment of any amounts payable under this Agreement by any amounts which it claims are owed to it by another party under this Agreement or any other agreement.

9.	Liability
9.1	The parties agree that:
9.1.1	the potential extent of Liability arising from the Programs and the Product are each better known to the Customer than to Fujifilm;
9.1.2	the potential extent of such Liability is disproportionate to the amounts which Fujifilm can reasonably charge for its performance of the Programs;

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9.1.3	the Customer is better able to, and should, insure against any Liabilities the Customer might suffer,

and that consequently Fujifilm should restrict its Liability as set out in this clause 9 and the Customer should Indemnify Fujifilm in accordance with clauses 9.3, 9.4, 9.5.3, and 9.6.3 and the parties agree that clause 9.2 does not limit or exclude the Customer’s Liability to Fujifilm under those indemnities.

9.2	SAVE THAT NOTHING IN THIS AGREEMENT LIMITS OR EXCLUDES THE LIABILITY OF ANY PARTY TO THE OTHER FOR ANY LIABILITY THAT IS NOT PERMITTED TO BE LIMITED OR EXCLUDED BY LAW:
9.2.1

Except WITH REGARD TO breaches OF Clauses 10 or 12, in no event shall a Party be liable to ANy other Party for any special, indirect, incidental, punitive or consequential damages in any way related to this Agreement or such Party’s performance of its obligations hereunder.

[*] FUJIFILM’S TOTAL LIABILITY, WHETHER OR NOT ARISING PURSUANT TO THE INDEMNITY, IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY), MISREPRESENTATION, RESTITUTION OR OTHERWISE ARISING UNDER THIS AGREEMENT OR A SCOPE OF WORK OR IN CONNECTION WITH THE PERFORMANCE OR CONTEMPLATED PERFORMANCE OF THIS AGREEMENT OR A SCOPE OF WORK SHALL IN ALL CIRCUMSTANCES BE LIMITED AS FOLLOWS:

*Confidential Treatment Requested.

(a)	IN RESPECT OF ANY LIABILITY ARISING UNDER A SCOPE OF WORK, FUJIFILM’S LIABILITY TO CUSTOMER SHALL BE LIMITED [*]; AND
(b)	IN RESPECT OF ANY OTHER LIABILITY RELATING TO THIS AGREEMENT, FUJIFILM’S LIABILITY TO CUSTOMER SHALL BE LIMITED [*].
9.2.3	[*]
9.3

Liability for Product and Drug Product: the Customer shall Indemnify Fujifilm from and against all Liabilities directly related to any third party claim incurred by Fujifilm or its Affiliates arising out of or resulting from the use or resale of the Product or the Drug Product or any other deliverable arising out of the Program; provided, however, that the Customer shall have no obligation to Indemnify Fujifilm from such Liabilities to the extent they arose from the gross negligence or intentional misconduct of Fujifilm or Fujifilm’s material breach of clause 4.6.3(b).

9.4

Liability for the Process: the Customer shall Indemnify Fujifilm from and against all Liabilities directly related to any third party claim incurred by Fujifilm or its Affiliates arising out of or resulting from the use or operation of the Process (or any part of the Process) except to the extent that Fujifilm is liable under clause 11.1; provided, however, that the Customer shall have no obligation to Indemnify Fujifilm from such Liabilities to the extent they arose from the gross negligence or intentional misconduct of Fujifilm.

9.5	Liability for Non-Conforming Batches:
9.5.1	THE PROVISIONS OF CLAUSE 6 SHALL APPLY TO NON-CONFORMING BATCHES AND FUJIFILM SHALL HAVE NO LIABILITY IN RESPECT OF NON-CONFORMING BATCHES EXCEPT TO COMPLY WITH CLAUSE 6.6.
9.5.2

FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER (WHETHER AS TO COMPLIANCE WITH CGMP OR OTHERWISE) IN RESPECT OF NON-CONFORMING BATCHES OR THE USE BY THE CUSTOMER OF NON-CONFORMING BATCHES.

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9.5.3

If the Non-Conforming Batch is delivered to the Customer pursuant to clause 6, the Customer shall fully Indemnify Fujifilm from and against all Liabilities directly related to any third party claim incurred by Fujifilm or its Affiliates arising out of or resulting from the use of that Non-Conforming Batch.

9.5.4

The Customer uses any material produced in a Non-Conforming Batch at its own risk and shall undertake such tests as are necessary in order to satisfy itself that such materials are fit for the purposes for which the Customer proposes to use such materials.

9.6	Liability for Demonstration and Engineering Batches
9.6.1

FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER (WHETHER AS TO COMPLIANCE WITH CGMP OR OTHERWISE) IN RESPECT OF THE DEMONSTRATION BATCHES OR ENGINEERING BATCHES OR THE USE BY THE CUSTOMER OF AN ENGINEERING BATCH OR DEMONSTRATION BATCH.

9.6.2	FUJIFILM SHALL HAVE NO LIABILITY TO THE CUSTOMER IN CONNECTION WITH DEMONSTRATION BATCHES OR ENGINEERING BATCHES OR THE USE BY THE CUSTOMER OF THE DEMONSTRATION BATCHES OR ENGINEERING BATCHES.
9.6.3

The Customer shall fully Indemnify Fujifilm from and against all Liabilities directly related to any third party claim incurred by Fujifilm or its Affiliates arising out of or resulting from the use of the Demonstration Batches or Engineering Batches.

9.6.4

The Customer uses any material produced in a Demonstration Batch or Engineering Batch at its own risk and shall undertake such tests as are necessary in order to satisfy itself that such materials are fit for the purposes for which the Customer proposes to use such materials.

9.7

Fujifilm shall Indemnify the Customer from and against all Liabilities directly related to any third party claim incurred by the Customer or its Affiliates related to this Agreement to the extent they arose from the gross negligence or intentional misconduct of Fujifilm; provided, however, that Fujifilm shall have no obligation to Indemnify Customer from such Liabilities to the extent they arose from the gross negligence or intentional misconduct of Customer.

9.8

FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER IN RESPECT OF ANY ADVICE OR ASSISTANCE GIVEN BY FUJIFILM IN CONNECTION WITH THE USE OF THE PRODUCT IN OR AS A DRUG PRODUCT (INCLUDING ADVICE OR ASSISTANCE RELATED TO ANY REGULATORY APPROVAL); AND FUJIFILM SHALL HAVE NO LIABILITY TO THE CUSTOMER IN CONNECTION WITH ANY SUCH ADVICE OR ASSISTANCE.

9.9

ALL WARRANTIES, CONDITIONS AND OTHER TERMS, EXPRESS (OTHER THAN THOSE SET OUT IN THIS AGREEMENT) OR IMPLIED, STATUTORY, CUSTOMARY OR OTHERWISE WHICH BUT FOR THIS CLAUSE 9 WOULD OR MIGHT SUBSIST IN FAVOR OF THE CUSTOMER, ARE (TO THE FULLEST EXTENT PERMITTED BY LAW) EXCLUDED FROM THIS AGREEMENT INCLUDING, IN PARTICULAR, ANY IMPLIED WARRANTIES RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NON-INFRINGEMENT.

9.10

No claim for Liabilities incurred pursuant to the Quality Agreement may be made under the Quality Agreement by any party. Accordingly, performance of the Quality Agreement shall be deemed to be performance under the SoW to which the Quality Agreement relates and as such any breach of the Quality Agreement shall be deemed to be a breach of the relevant SoW and all Liabilities shall be construed and limited in accordance with this clause 9.

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9.11	Each party agrees to take all reasonable steps to mitigate any Liabilities that it may seek to claim from the other under or in connection with this Agreement including pursuant to any Indemnity.
9.12

If a party is entitled to benefit from an Indemnity (the “Indemnified Party”) from another party (the “Indemnifying Party”) in accordance with this Agreement (an “Indemnity Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the Indemnity Claim (providing all necessary details) and the Indemnifying Party shall at its own expense conduct all negotiations and any litigation arising in connection with the Indemnity Claim provided always that:

9.12.1	the Indemnified Party shall have the right to obtain separate legal counsel at its own expense if it so chooses;
9.12.2

the Indemnifying Party shall consult the Indemnified Party on all substantive issues which arise during the conduct of such litigation and negotiations and shall consider the interests of the Indemnified Party in good faith;

9.12.3

the Indemnifying Party shall not settle or compromise the Indemnity Claim without the Indemnified Party's prior written consent (not to be unreasonably withheld or delayed) and shall ensure that any settlement or compromise does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party;

9.12.4

the Indemnified Party shall not make any admissions or admit liability in relation to the Indemnity Claim or otherwise settle any Indemnity Claim without the written agreement of the Indemnifying Party; and

9.12.5

the Indemnified Party shall fully cooperate and assist the Indemnifying Party, at the Indemnifying Party’s cost and expense, in relation to the Indemnity Claim (without limiting the extent of the Indemnity).

9.13

Each party shall maintain in effect appropriate insurance for the term of the Agreement in amounts sufficient to meet its obligations under this Agreement.  Each party shall notify the other parties in writing within thirty (30) days of any notice of cancellation or non-renewal of, or material change in, or claim against, its insurance coverage that could reasonably affect its obligations under this clause 9.13.  Each party shall provide certificates of insurance to the other parties upon reasonable request. Each party’s insurance coverage shall comply with Applicable Laws.

10.	Intellectual Property
10.1	Subject to clause 10.2 no party shall acquire any right, title or interest in another party’s Background IP.
10.2

The Customer grants to Fujifilm a royalty-free, worldwide license to use Customer’s Background IP for the exclusive purpose of performance of the Program. Customer warrants that to its knowledge, the use by Fujifilm (or its Authorized Third Parties) of Customer’s Background IP in accordance with this clause 10.2 shall not infringe any third party’s Intellectual Property Rights.

10.3

Fujifilm shall not be obliged to deliver any materials (including any cell bank or cell paste) comprising Fujifilm Expression Technology unless and until a license is granted in writing on terms to be agreed under the relevant Background IP.  Fujifilm shall be entitled to charge the Customer for storage of any such materials which would have been delivered under clause 7.2 if a license had been granted under this clause 10.3 until the time that such license is granted. Fujifilm has reviewed the manufacturing process for the Product and warrants that the Process and Product shall not comprise any Fujifilm Expression Technology unless specifically stated in the applicable SoW.

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10.4

All title to and all rights and interest in any Customer Foreground IP and Results shall vest in Customer. Fujifilm hereby assigns to the Customer all title to and all rights and interest in any Customer Foreground IP and Results.

10.5

All title to and all rights and interest in any Fujifilm Foreground IP shall vest in Fujifilm.  The Customer hereby assigns to Fujifilm all title to and all rights and interest in any Fujifilm Foreground IP.

10.6

If requested to do so by  another party, each party shall at the expense of the requesting party execute all documents and do all such further acts as the requesting party may reasonably require to perfect the assignment and give testimony which may be necessary to apply for and obtain patent protection in any country under clause 10.4 or 10.5.

10.7	Fujifilm grants to Customer a royalty free, worldwide license to use the Fujifilm Foreground IP for the exclusive purpose of manufacturing the Product and performance of the Program.
11.	Intellectual Property Indemnity
11.1

Fujifilm shall fully Indemnify the Customer from and against all Liabilities incurred by the Customer or its Affiliates arising out of any third party claim that Fujifilm’s use of Fujifilm’s Intellectual Property Rights in performing the Program infringes such third party’s Intellectual Property Rights.

11.2	The Customer shall fully Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates arising out of any third party claim that:
11.2.1	Fujifilm’s use of (i) materials provided by the Customer to Fujifilm or (ii) Customer’s Intellectual Property Rights, in accordance with this Agreement; or
11.2.2

(excluding Liabilities in relation to which Fujifilm Indemnifies the Customer  pursuant to clause 11.1) the development or manufacture of the Product and/or any other deliverables which are an output of the Program or the use of the Process in accordance with this Agreement, infringes such third party’s Intellectual Property Rights.

11.3

If a third party claim is made in accordance with clause 11.1 or 11.2 then the Indemnified Party may require the Indemnifying Party to prove that it has reasonably adequate financial means to pay out under the indemnity provisions provided for in those clauses (for example by way of set aside capital or insurance). If the Indemnifying Party cannot so prove it has the reasonable financial standing to meet its obligations with respect to the Indemnities under the applicable clause then the Indemnified Party (a) may immediately suspend performance of all obligations (other than payment obligations) under this Agreement and SOW and (b) has the option to terminate this Agreement on thirty (30) days’ prior written notice. If Fujifilm exercises its option to terminate under this clause 11.3 then (without prejudice to the survival of the relevant Indemnity obligations) such termination shall be treated as a termination under clause 14.3.2.

12.	Confidentiality
12.1	During the term of this Agreement and for a period of ten (10) years after its termination, each party (the “Receiving Party”) agrees with the other (the “Disclosing Party”):
12.1.1	to keep the Disclosing Party’s Confidential Information confidential;
12.1.2	not to access or use the Disclosing Party’s Confidential Information except for performance of each SoW and acceptance of any deliverables;
12.1.3	not to disclose the Disclosing Party’s Confidential Information to a third party other than on a need-to-know basis to the Receiving Party’s:

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(a)	Affiliates;
(b)	officers and employees and those of its Affiliates that need to know the Confidential Information for the purpose of performing its obligations under this Agreement;
(c)	contractors and sub-contractors, professional advisers, consultants and agents and those of its Affiliates who are engaged to advise that party in connection with the Program or this Agreement; and
(d)	any other person to whom the Disclosing Party agrees in writing that Confidential Information may be disclosed in connection with the Program,

the “Authorized Third Parties”. The Authorized Third Parties shall be bound by obligations of confidentiality to the Receiving Party at least as stringent as those set forth herein.

12.2

The Receiving Party shall ensure that each of the Authorized Third Parties complies with obligations of confidentiality and nonuse no less restrictive than those specified hereunder with respect to the Disclosing Party’s Confidential Information and shall remain primarily liable to the Disclosing Party for any act or omission of any of the Authorized Third Parties.

12.3	The Receiving Party shall within 30 (thirty) days of receipt of the Disclosing Party’s written request (including after termination of this Agreement and any SoW):
12.3.1	deliver up to the Disclosing Party all items and copies of all or any Confidential Information of the Disclosing Party;
12.3.2

expunge and/or make irretrievable all Confidential Information of the Disclosing Party from any computer or other similar device in which it is stored and, if further requested, certify in writing signed by an authorized representative that it has done the same (provided that this clause 12.3.2 shall not apply to automatically archived electronic files or electronic back-ups made in the ordinary course of business, on secured central servers, which cannot reasonably be deleted and such electronic files shall be retained subject to the obligations of confidence set out in this clause 12); and

12.3.3

destroy all hard copies of notes, analyses or memoranda containing the Disclosing Party’s Confidential Information (and, if further requested, certify in writing signed by an authorized representative that it has done the same)

provided that the Receiving Party shall be entitled to retain copies of the Confidential Information to enable it to monitor its obligations under this Agreement or which is required to be maintained by Applicable Laws or a Regulatory Authority subject always to the obligations of confidence under this Agreement.

12.4	Confidential Information shall not include information which:
12.4.1

is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by the Receiving Party or its Authorized Third Parties in breach of this Agreement (except that any compilation of otherwise public information in a form not publicly known shall still be treated as Confidential Information);

12.4.2	was available to the Receiving Party on a non-confidential basis prior to disclosure by the Disclosing Party, as evidenced by the Receiving Party’s written records;

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12.4.3

was, is, or becomes available to the Receiving Party on a non-confidential basis from a person who, to the Receiving Party’s knowledge, is not under any confidentiality obligation in respect of that information;

12.4.4	was lawfully in the possession of the Receiving Party before the information was disclosed by the Disclosing Party, as evidenced by the Receiving Party’s written records;
12.4.5

is developed by or for the Receiving Party independently of and without use of or reliance upon the information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s written records;

12.4.6

is necessarily disclosed by the Receiving Party pursuant to a statutory or regulatory obligation, but then only to the extent of such required disclosure and save that the Receiving Party shall, to the extent it is lawful to do so, give prompt prior notice to the Disclosing Party of any such potential disclosure and allow the Disclosing Party a reasonable opportunity to limit such disclosure; or

12.4.7	the Disclosing Party and the Receiving Party agree in writing is not confidential.

12.5  Notwithstanding anything to the contrary in this Agreement, either party may disclose the existence, terms and conditions of this Agreement IN AN ELECTRONIC DATA ROOM to prospective investors or partners, provided that (a) any such party to whom disclosure is permitted has agreed in writing to keep such information confidential, (b) any such party to whom such disclosure is made is not, in the case of disclosure by Customer, PRIMARILY a contract development and/or manufacturing organization in the biopharmaceutical industry, AND [*]  THE PARTY SHARING THE INFORMATION WITH ITS PROSPECTIVE INVESTORS OR PARTNERS SHALL REMAIN PRIMARILY LIABLE FOR ANY UNAUTHORIZED DISCLSOURE BY SUCH INVESTORS AND PARTNERS.

*Confidential Treatment Requested.

13.	Change
13.1

If a party wishes to change any aspect of this Agreement or any Scope of Work then the parties shall follow Fujifilm’s standard change process (and such change shall be referred to as a “Change”). Upon determining that a modification to this Agreement or any Scope of Work is required, or requested by Customer, Fujifilm shall draft the Change and the Change will not be effective until signed by both Fujifilm and Customer.

14.	DELAY, Cancellation, Termination AND CONSEQUENCES
14.1	Delay:
14.1.1

If the Customer either causes or requests a material delay to any Stage; Stages; or the Program as a whole and that delay prevents, or will prevent, Fujifilm from performing a Stage or the Program as a whole in accordance with the Program Plan (a “Delay”) and the parties cannot agree a Change to accommodate that Delay:

(a)	then either the Batch Cancellation Fee(s) or the Program Cancellation Fee (as applicable) shall be payable; and
(a)

the Batch Cancellation Fee or Program Cancellation Fee (as applicable) shall be calculated by reference to the date on which notice was given by the Customer in relation to the delay if such notice is given, or the date on which the delay becomes apparent to Fujifilm.

14.1.2	If the parties agree a Change to accommodate the Delay and that results in the Delayed Stage(s) or Program (as applicable) being performed partially within the

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original period reserved for the Delayed Stage(s) or Program as a whole then the Batch Cancellation Fee(s) or the Program Cancellation Fee (as applicable) shall be reduced proportionally to reflect the period of time that the Program was Delayed (as determined by Fujifilm acting reasonably).

14.1.3

In the event that Fujifilm successfully books slots vacated by the Customer’s Delay with a substantially equivalent program from a new customer or a substantially equivalent new program for an existing customer, the Customer shall not incur any Batch Cancellation Fee or Program Cancellation Fee (as applicable) associated with such manufacturing slot.

14.2	Termination of this Agreement as a whole
14.2.1	Fujifilm collectively or the Customer shall be entitled to terminate this Agreement (and all Scope of Works made under it) immediately upon giving notice to the other if:
(a)	the other party commits a material breach of clauses 8.4, 10, , 12, 19 and such breach:
(i)	is not capable of remedy (a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to time of performance); or
(ii)

is capable of remedy, and the breaching party fails to remedy the breach or (except for payment obligations) fails to commence remedy of the breach within sixty (60) days after receipt of notice giving full particulars of the breach and requiring it to be remedied, provided, however, that such cure period shall be suspended during any time that a party seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to clause 16;

(b)

the other party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction; or

(c)

the other party or the person Controlling the other party has a change in Control and the new Controlling entity is reasonably considered by the party giving notice either to be its direct competitor or not to have reasonable financial creditworthiness; provided, however, that any acquirer of the Customer would only be considered a direct competitor to Fujifilm if such acquirer’s primary business was contract manufacturing of biopharmaceuticals.

14.3	Termination of a Stage/Program by the Customer for Convenience
14.3.1	The Customer may cancel a Non-Manufacturing Stage for convenience by giving written notice to Fujifilm in which case:

FDB Global MSA December 2017

(a)	the SoW shall terminate in respect of that Stage;
(b)	in all other respects the SoW shall continue in full force;

the Customer shall pay Fujifilm the Charges that are due for the Fujifilm Services that have been performed and [*] of the Charges for the Fujifilm Services that have not yet been performed in that Non-Manufacturing Stage plus any Charges owed in respect of Ancillary Services that have been performed.

*Confidential Treatment Requested.

14.3.2	The Customer may cancel any Manufacturing Stage for convenience by giving written notice to Fujifilm in which case:
(a)	the SoW shall terminate in respect of that Stage;
(b)	in all other respects the SoW shall continue in full force;
(c)

the Customer shall pay the Charges that are due for the Fujifilm Services that have been performed and the relevant Batch Cancellation Fee plus any Charges owed in respect of Ancillary Services that have been performed.

14.3.3	The Customer may cancel a Program for convenience by giving written notice to Fujifilm in which case:
(a)	the SoW(s) in respect of that Program shall terminate;
(b)

the Customer shall pay the Charges that are due for the Fujifilm Services that have been performed and the Program Cancellation Fee plus any Charges owed in respect of Ancillary Services that have been performed.

14.3.4

If a critical Stage, or more than one Stage, under a Program is cancelled and that has the effect of cancelling a Program as a whole (as determined by Fujifilm acting reasonably) then clause 14.3.3 shall apply instead of clauses 14.3.1 and/or 14.3.2 .

14.4	Termination by Fujifilm for an Unforeseen Technical Factor
14.4.1

If an Unforeseen Technical Factor occurs, and the parties are unable to agree to a Change to accommodate that Unforeseen Technical Factor, Fujifilm may terminate any affected Program without any liability to Customer by giving prior written notice to the Customer if Fujifilm reasonably believes that it will be unable to carry out and complete such Program in accordance with the Scope of Work due to the Unforeseen Technical Factor.

14.4.2	[*]
14.5	Termination of a Scope of Work for Breach
14.5.1

If any party commits a material breach of a Scope of Work, the non-breaching party may give written notice to the other party, specifying the nature of the material breach and, if such material breach is not remedied within sixty (60) days or (other than payment obligations) a remedy is not commenced within sixty (60) days after receipt of such notice (provided, however, that the cure period shall be suspended during any time that a party seeks resolution of a dispute as to whether an alleged material

FDB Global MSA December 2017

breach occurred pursuant to clause 16), then the non-breaching party shall have the right, in its sole discretion, to immediately terminate that Scope of Work.
14.5.2

If Fujifilm terminates a Scope of Work under this clause 14.5 or all Scopes of Work under clause 14.2 then, without prejudice to Fujifilm’s other rights and remedies, the Program Cancellation Fee shall be payable by the Customer to Fujifilm plus any Charges owed in respect of Ancillary Services that have been performed.

14.6	If a party exercises any of its rights of termination in respect of only one or more SoWs then:
14.6.1	this Agreement shall terminate in respect of those SoWs and the provisions of this Agreement relating to termination of this Agreement shall apply in relation to those SoWs; and
14.6.2

in all other respects this Agreement shall continue in full force and those SoWs in respect of which the party has terminated this Agreement will be deemed to be removed from the definition of the SoWs.

14.7	Additional Consequences of Termination
14.7.1

Upon receipt of a notice of termination, Fujifilm shall make prompt, reasonable efforts to limit or terminate all outstanding costs and expenses related to provision of the Services and/or manufacture of the Product.

14.7.2	The termination of this Agreement or any Scope of Work shall be without prejudice to the rights and remedies of any party which may have accrued up to the date of termination.
14.7.3	On termination of this Agreement or any SoW (as applicable) for any reason whatsoever:
(a)

Fujifilm shall provide all Materials and Results (in .pdf format) to Customer except as Fujifilm is required to retain under Applicable Laws, and Customer shall reimburse Fujifilm for associated reasonable, documented costs;

(b)

save as set out in clause 10 the relationship of the parties shall cease and any rights or licenses granted under or pursuant to this Agreement shall cease to have effect save as (and to the extent) expressly provided for in this clause 14;

(c)

the provisions of the following clauses together with any provision which expressly or by implication is intended to come into or remain in force on or after termination shall continue in full force and effect clauses 1, 4.3, 8, 9, 10, 11, 129, 14, 16, 18, and 22; and

[*]

*Confidential Treatment Requested.

15.	Force Majeure
15.1

Subject to clause 15.2, no party shall be liable to the other(s) for any delay or non-performance of its obligations under any Scope of Work (except for the payment of money) arising from a Force Majeure Event.

15.2	If a party is delayed or prevented from performing its obligations due to a Force Majeure Event such party shall:

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15.2.1

give notice of such Force Majeure Event to the non-affected parties as soon as reasonably practical stating the commencement date and extent of such delay or prevention, the cause thereof and its estimated duration;

15.2.2	use reasonable endeavors to mitigate the effects of such Force Majeure Event; and
15.2.3	resume performance of its obligations as soon as reasonably practicable.
15.3

If the Force Majeure Event in question continues for more than 3 (three) months any party to the affected Scope of Work may give notice in writing to the other(s) to terminate that Scope of Work. The notice to terminate must specify the termination date, which must not be less than ten (10)) Business Days after the date on which the notice is given, and once such notice has been validly given, that Scope of Work will terminate on that termination date.

16.	Dispute Resolution
16.1	If there is a dispute in relation to or in connection with the QA Documents, such dispute shall be dealt with in accordance with the procedures set out in the Quality Agreement.
16.2	In respect of any dispute concerning this Agreement (other than a dispute in connection with the QA Documents) the parties shall seek to resolve the matter as follows:
16.2.1	by referral in writing summarizing the nature of the dispute by a party in the first instance to the decision of each party’s Program Manager;
16.2.2

if the dispute is not resolved within 10 (ten) Business Days of its referral to the Program Managers it shall be referred to the decision of Fujifilm’s SVP of Program Management and the Customer’s President or Chief Executive Officer; and

16.2.3

if the dispute is not resolved within 10 (ten) Business Days of its referral to Fujifilm’s SVP of Program Management and the Customer’s President or Chief Executive Officer it shall be referred to the decision of each party’s President or Chief Executive Officer (as applicable/appropriate).

16.3

Binding Arbitration.  Except with respect to any matters involving confidentiality and/or intellectual property, if the dispute between the parties is not resolved having applied the process set out at clause 16.2 then the dispute shall be settled solely and exclusively by arbitration in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS, upon application of either party.  Unless otherwise agreed by the parties, the arbitration shall be conducted New York City, NY. before a panel of three arbitrators each of whom is experienced and knowledgeable in the pharmaceutical manufacturing industry, and at least one of the arbitrators will be an attorney.  One arbitrator will be appointed by each party to serve on the panel.  One neutral arbitrator will be appointed by the two arbitrators.  If the two arbitrators selected cannot agree on the appointment of the third arbitrator within twenty (20) days of their appointment, or if either party shall fail to appoint its arbitrator within twenty (20) days after receipt of notice of demand for arbitration, such arbitrator(s) not appointed shall be selected and appointed by JAMS upon application of either party. The costs and expenses of each arbitration hereunder and their apportionment between the parties will be determined by the arbitrators in their award or decision.  Judgment upon any award of the majority of the arbitrators shall be final, binding and conclusive, and may be entered upon the motion of either party in a court of competent jurisdiction.

16.4

Notwithstanding the provisions of this clause 16 any party may commence or take proceedings or seek remedies before the courts or any other competent authority for interim, interlocutory, injunctive or other equitable remedies in relation to this Agreement.

17.	Audit
17.1	The Customer may carry out audits at the times, and in accordance with the terms, set out in the Quality Agreement provided that access by the Customer and/or its representatives to

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records, information and systems shall be on a supervised basis, subject to the Customer complying with the security and confidentiality requirements of Fujifilm to protect information which relates to anything other than the Programs and shall be limited to those days as stated in the Quality Agreement

17.2	Audit access shall not be extended to Fujifilm’s confidential records, including details of financial transactions and contracts with third parties that relate to this Agreement.
17.3

If Fujifilm is in material breach of this Agreement or if the Customer reasonably believes that Fujifilm is in material breach of this Agreement, the Customer may upon giving reasonable written notice to Fujifilm carry out an audit on the same basis as in clauses 17.1 and 17.2.

17.4

Additional audits (other than those carried out pursuant to clause 17.1 and 17.2) may be carried out on the same basis as in clauses 17.1 and 17.2 subject to (i) payment of Fujifilm’s costs and expenses and the agreement of a commercial rate; and (ii) the Customer ensuring such audit will not delay or disrupt Fujifilm’s operations at the Facility.

18.	Notices
18.1	Subject to clause 18.2 the parties may communicate with each other in any way that is normal in the course of their business.
18.2

Any notice given under clauses 3, 8, 9, 11, 12, 14, 15, 16, 17, 18.2, 19 or  20 shall only be effective if it is in writing, sent to a party at its address or email address and for the attention of the individual, as set out in Schedule 2 (or such other address, email address or individual as that party may notify the other in accordance with this clause 18) and is given in accordance with clauses 18.3 to 18.5 below.

18.3	Where a notice must be given to Fujifilm under clauses 3.2, 14 or 20.2 such notice must be given to FBDK, FBDT and FDBU.
18.4

Notice may be given by hand or sent by email (with confirmation by another form of notice provided hereunder), recorded delivery, registered post or airmail and will be deemed to have been duly served:

18.4.1	if delivered by hand, at the time and date of delivery;
18.4.2	if sent by email, at the time and date of sending;
18.4.3	if sent by recorded delivery or registered post, 48 (forty eight) hours from the date of posting (such date as evidenced by postal receipt); and
18.4.4	if sent by registered airmail, five days from the date of posting,

provided that, where in the case of delivery by hand or transmission by email, such delivery or transmission occurs either after 4.00pm on a Business Day, or on a day other than a Business Day, service will be deemed to occur at 9.00am on the next Business Day.

18.5

In proving service of a notice it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that no failed delivery message was received, as the case may be.

19.	Export Controls, MODERN SLAVERY AND CORRUPTION
19.1	The Customer acknowledges that export and/or use of any Product may be subject to compliance with laws, rules and regulations of bodies having jurisdiction over such operations.

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If the export or use of any Products is so controlled, it is the responsibility of the Customer to obtain any such approval required by any applicable laws, rules or regulations.
19.2

Each party shall endeavour to hold itself and its suppliers to the highest performance, ethical and compliance standards, including basic human rights, not engaging in any activity, practice or conduct which would constitute an offence under anti-slavery legislation in the United Kingdom or the U.S.A, encouraging fair and equal treatment for all persons, the provision of safe and healthy working conditions, respect for the environment, the adoption of appropriate management systems and the conduct of business in an ethical manner.  In performing its duties under this Agreement, each party acknowledges the value and importance of performance and ethical behaviour in its performance under this Agreement.

19.3

Each party warrants that on the Effective Date and each SoW Effective Date, it, its directors, officers or employees have not offered, promised, given, authorized, solicited or accepted any undue pecuniary or other advantage of any kind (or implied that they will or might do any such thing at any time in the future) in any way connected with this Agreement or a SoW and that it has taken reasonable measures to prevent subcontractors, agents or other third parties, subject to its control or determining influence, from doing so.

19.4

The parties agree that, at all times in connection with and throughout the term of this Agreement, they will comply with and that they will take reasonable measures to ensure that their subcontractors, agents or other third parties will comply with all applicable anti-corruption legislation including the Bribery Act 2010 or the Foreign Corrupt Practices Act 1977.

19.5

Each party shall not do, or omit to do, any act that would cause one of the other parties to be in breach of any anti-corruption legislation including the Bribery Act 2010 or the Foreign Corrupt Practices Act 1977.

20.	Assignment AND SUB-CONTRACTING
20.1	A party may assign or transfer all of its rights and responsibilities under this Agreement to:
20.1.1	an Affiliate provided that such Affiliate has reasonable financial creditworthiness; or
20.1.2	a purchaser of all or substantially all of the equity of the assigning party provided that such third party has reasonable financial creditworthiness; or
20.1.3	a purchaser of all or substantially all of assets to which this Agreement relates provided that such third party has reasonable financial creditworthiness,

but not otherwise without written consent of the other parties (such consent not to be unreasonably withheld or delayed) and provided that  (a) the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement and (b) in relation to assignment in part no such assignment shall relieve the assigning party of responsibility for the performance of any of its obligations under this Agreement.

20.2	If a party assigns or transfers all or any of its rights and responsibilities under clause 20.1 it shall promptly notify the other parties in writing.
20.3

Fujifilm may sub-contract all or any of its obligations under this Agreement provided that in relation to any subcontracting of any activities that involve manufacture, processing, handling, analytical testing of Product, storage of Product, or any other cGMP activities contracted by the parties relating to the Product, Fujifilm will obtain the Customer’s prior written consent (which may be by signature of the relevant SoW(s) which specify that an obligation will be sub-contracted).  By way of clarity, Fujifilm shall not be obligated to obtain Customer’s prior consent for subcontracting services related to facility maintenance, cleaning, equipment validation, raw material testing and similar services.

20.4	The appointment of any subcontractor shall not relieve the party sub-contracting from any liability or obligation under this Agreement and the party sub-contracting shall be responsible

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for all acts and omissions of the subcontractor to the same extent as if they were its own acts or omissions.
21.	General
21.1

Entire agreement: This Agreement contains all the terms which the parties have agreed with respect to the subject matter herein and supersedes all previous agreements and understandings between the parties (whether oral or in writing) relating to such subject matter. Each party acknowledges and agrees that it has not been induced to enter into this Agreement by a statement or promise which it does not contain. Each party confirms that save as otherwise expressly set out in this Agreement, the other party gives no warranties either in this Agreement or elsewhere in connection with the provision of the Programs. Nothing in this clause 21.1 shall exclude or limit a party’s liability for fraud, including fraudulent misrepresentation.

21.2

Third party rights: Save as expressly set out in this Agreement, the parties do not intend that any person who is not a party to this Agreement shall have any right to enjoy the benefit or enforce any of the terms of this Agreement.

21.3

Amendments: With the exception of Changes, which shall be subject to clause 0, no amendment to this Agreement shall be valid unless in writing and signed by a duly authorized representative of each of the parties. A party is entitled to assume that a representative of another party is authorized to act on that party’s behalf if that individual is apparently or seemingly acting in the normal course of the business relationship. An exchange of emails shall not be capable of constituting an agreement to amend this Agreement.

21.4

Waiver: No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. The single or partial exercise by any party of any right, power or remedy under this Agreement shall not in any circumstances preclude any other or further exercise of it, or the exercise of any right, power or remedy. A waiver by any party of a breach of any provision of this Agreement shall not be considered as a waiver of a subsequent breach of the same or any other provision of this Agreement.

21.5

Severability: If any provision of this Agreement or a SoW is found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction then it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible that provision shall be deemed to be omitted from this Agreement or the SoW in so far as this Agreement or that SoW relates to that jurisdiction and the validity and enforceability of that provision in other jurisdictions and the other provisions of this Agreement or SoW shall not be affected or impaired.

21.6

Counterparts: This Agreement may be executed in any number of counterparts. Any party may enter into this Agreement by executing a counterpart and all the counterparts taken together will constitute one and the same agreement. This Agreement shall not be effective until each party has signed one counterpart.

21.7

Publicity: The parties agree that, except as necessary to comply with Applicable Laws, no party shall make any official press release, public announcement or other formal publicity relating to the transactions which are the subject of this Agreement, without first obtaining in each case the prior written consent of the other parties, which consent shall not be unreasonably withheld.  If a party is required under any securities laws or regulations to disclose the terms of this Agreement (in summary, in whole or in part), such party shall provide a redacted version of the disclosure to the other party and give such other party adequate time to review and propose further redactions.  The parties shall work in good faith to redact confidential and proprietary information of each party prior to such required disclosure.

21.8	Independent Contractors: Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the

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parties. Each party agrees to perform under this Agreement solely as an independent contractor.
21.9

Duty to Mitigate: Each of the parties shall use all reasonable endeavors to mitigate any costs, losses or expenses due to be incurred or suffered by the other party in connection with the performance or non-performance of this Agreement.

22.	Governing Law
22.1

The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement (including any Scope of Work) or any term of it and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature) shall be governed by, and construed in accordance with, the State of Delaware, without regard to conflicts of law provisions. Subject to clause 16, the parties hereby submit to the jurisdiction of the Delaware courts, both state and federal, in all matters concerning this Agreement.

IN WITNESS of the above the parties have signed this Agreement on the date of last signature below.

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Schedule 1	Charges

In addition to the Charges for the Fujifilm Services (as the same are described in the relevant Scope of Work); the Customer will pay to Fujifilm Charges in consideration of the research and development and technical consultancy services in relation to the procurement, testing and management of Consumables; Subcontracted Work (including delivery of material to and from such subcontractors); Process-Specific Equipment (including installation and qualification thereof); Modifications; and Special Waste (the “Ancillary Services”) as calculated in accordance with this Schedule 1.

1.	Charges for Consumables in Non-Manufacturing Stage and Manufacturing Stage

At the time set out in the Scope of Work, or in the course of the Program as mutually agreed in writing by the parties, the Customer shall pay to Fujifilm an amount in advance in consideration of the Ancillary Services relating to the purchase of Consumables intended to be used during the applicable Non-Manufacturing Stages and Manufacturing Stages. This will be an amount based upon an estimation of the sums required to purchase Consumables based upon Fujifilm’s historical data from previous manufactures at the applicable scale of production plus [*] of such sums [*], (the “Consumables Advance Payment”).

*Confidential Treatment Requested.

1.2

On completion of each Non-Manufacturing Stage or Manufacturing Stage, Fujifilm shall calculate the expenditure incurred in respect of Consumables procured for use during such Non-Manufacturing Stage or Manufacturing Stage and shall add a sum equivalent to [*] of all such expenditure on to such sum [*], the aggregate amount being referred to as “Actual Production Expenditure”.

1.3

If the Actual Production Expenditure is greater than the Consumables Advance Payment, Fujifilm shall issue a further invoice for the Ancillary Services in relation to the Consumables for a sum equivalent to the difference. If the Actual Production Expenditure is less than the Consumables Advance Payment, Fujifilm shall issue a credit note against the earlier invoice for a sum equivalent to the difference to be applied to the Charges for the following Stage (if there is one).

1.4

Each month, Fujifilm shall issue an invoice to the Customer in relation to the Ancillary Services regarding any Consumables used during any Stage during the previous month in amounts which are not covered in paragraphs 1.2 and 1.3 above equivalent to the expenditure on such additional Consumables during the previous month plus an amount equal to [*] of such expenditure.

2.	Additional Charges in Respect of Subcontracted Work, Process-Specific Equipment, Modifications and Special Waste
2.1

Fujifilm shall obtain the Customer’s approval in writing prior to incurring expenditure on Ancillary Services relating to Subcontracted Work, Process-Specific Equipment, Modifications and disposal of Special Waste.

2.2	If approved by the Customer under paragraph 2.1, Fujifilm shall bear such expenditure itself.
2.3

Fujifilm shall invoice the Customer for the Ancillary Services relating to the Subcontracted Work, Process-Specific Equipment, Modifications and disposal of Special Waste as the case may be in the same amount as the expenditure which Fujifilm incurs in respect of such Ancillary Services plus a sum equivalent to [*] of such expenditure.

2.4

Fujifilm shall issue invoices for such Ancillary Services either at the time Fujifilm incurs expenditure in respect of the Subcontracted Work, Process-Specific Equipment, Modifications and/or disposal of Special Waste or as set out in the relevant SoW as the case may be.

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3.	Purchase of Process-Specific Consumables and Process-Specific Equipment by the Customer on completion of the relevant Stage or termination

Subject to clause 10.3 and the payment of all relevant Charges, the Customer shall have an option to purchase from Fujifilm such Process-Specific Equipment and/or Process-Specific Consumables purchased by Fujifilm under paragraphs 1 and 2 of this Schedule 1 as remain following completion of the relevant Stage for which such Process-Specific Equipment and/or Process-Specific Consumables were purchased for consideration of [*] payable, if the work is performed in the UK or USA respectively, at the time of such sale.

*Confidential Treatment Requested.

3.2

The option in paragraph 3.1 shall be exercised within 2 (two) months following completion of the relevant Stage under which such Process-Specific Equipment and/or Process-Specific Consumables were purchased or termination of this Agreement, (whichever occurs first).

3.3

The Customer shall be responsible for any cost and expense associated with removal/delivery of such Process-Specific Equipment and/or Process-Specific Consumables and documenting such sale. Such Process-Specific Equipment and/or Process-Specific Consumables shall be delivered Ex Works the Facility (Incoterms 2010). Risk in and title to such Process-Specific Equipment and/or Process-Specific Consumables shall pass on delivery.

3.4

Upon [*] prior written notice to the Customer, Fujifilm shall be free to use or destroy (at the Customer’s cost) any item(s) of Process-Specific Equipment or Process-Specific Consumables in respect of which the option referred to in this paragraph 333 is not exercised or for which their assigned expiry date has passed.

4.	Product Samples, Cell Banks and other materials on completion or termination
4.1

Prior to completion of each Program, the Customer shall notify Fujifilm what (if any) samples and/or cell banks used during the Program the Customer wishes Fujifilm to deliver to the Customer and, subject to clause 10.3, delivery of those samples/cell banks shall take place in accordance with clause 7. If the Customer does not give any such notification to Fujifilm prior to completion of the Program, Fujifilm may destroy such samples and/or cell banks at the Customer’s cost upon thirty (30) days’ prior written notice to the Customer.

4.2

Upon [*] prior written notice to the Customer, Fujifilm shall be entitled, in a manner of its choosing and without further notice to the Customer, to dispose of any Product, samples, cell banks or other property of the Customer which remains in the possession of Fujifilm in [*] following the effective date of termination.

5.	Batch Cancellation Fees
5.1	The Batch Cancellation Fee shall be:
5.1.1	the applicable [*] and associated Disposition Fees (detailed in the SoW) set out in the table below, which will reflect the [*] between:
(a)	notice of cancellation of such Batch(es); and
(b)	the then current date for [*];
5.1.2	less any sums already received under the SoW for the Fujifilm Services in relation to the cancelled Batch(es) that have not been performed at the time the Batch Cancellation Fee is calculated.
5.2	[*] payable:

[*]	[*]
[*]	[*]

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[*]	[*]
[*]	[*]

*Confidential Treatment Requested.

6.	Program Cancellation Fees
6.1	The Program Cancellation Fee shall be:
6.1.1	the applicable [*] (detailed in the SoW(s)) that is being cancelled set out in the table below, which will reflect the [*] between:
(a)	notice of cancellation of the Program; and
(b)	the then current date for [*]
6.1.2

less any sums already received under the SoW(s) for the Fujifilm Services in relation to the cancelled element of the Program that have not been performed at the time the program Cancellation Fee is calculated.

6.2	[*] payable:

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

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Schedule 2	Addresses for Notice

FDBK: Contact: Chief Operating Officer Address: FUJIFILM Diosynth Biotechnologies UK Limited, Belasis Avenue, Billingham, TS23 1LH Nominated email address:	Copied to: Contact: Legal Counsel Address: Fujifilm Diosynth Biotechnologies, Belasis Avenue, Billingham, TS23 1LH, England Nominated email address: fdbklegal@fujifilm.com
FDBT: Contact: Chief Operating Officer Address: FUJIFILM Diosynth Biotechnologies Texas, LLC 100 Discovery Drive, Suite 200 College Station, Texas, 77845 Nominated email address:	Copied to: Contact: Legal Department Address: FUJIFILM Holdings America Corporation, 200 Summit Lake Drive, Valhalla, NY 10595. Nominated email address: legaldepartment@fujifilm.com
FDBU: Contact: President Address:FUJIFILM Diosynth Biotechnologies U.S.A., Inc. 101 J. Morris Commons Lane, Morrisville, NC 27560 Nominated email address:	Copied to: Contact: Legal Department Address: FUJIFILM Holdings America Corporation, 200 Summit Lake Drive, Valhalla, NY 10595. Nominated email address: legaldepartment@fujifilm.com
Customer: Contact: Address: Nominated email address:	President & Chief Executive Officer Aeglea BioTherapeutics, Inc., 901 S. Mopac Expressway, Barton Oaks Plaza One, Suite 250, Austin, TX 78746

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Signature Page

SIGNED for and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES TEXAS, LLC:

Signature:/s/ Gerry Farrell Gerry Farrell Title: COO Date: 11 NOV 18	Signature: Title: N/A /s/ GF Date: 11/11/18

SIGNED for and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES U.S.A., INC:

Signature:/s/ Andy Fenny A Fenny Title: C.B.O Date: 07 Nov 18	Signature: Title: N/A /s/ Andy Fenny Date:

SIGNED for and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED:

Signature:/s/ Paul Found Paul Found Title: COO Date: 12 NOV 2018

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SIGNED for and on behalf of AEGLEA BIOTHERAPEUTICS, INC.:

Signature:/s/ Leslie Sloan Title: SVP, Operations Date: 11-26-18	Signature: /s/ Charles York Title: CFO Date: 26-nov-2018